SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as

          permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Under Rule 14a-12

NETSCOUT SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Not Applicable

(2)	Aggregate number of securities to which transaction applies:

Not Applicable

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Not Applicable

(4)	Proposed maximum aggregate value of transaction:

Not Applicable

(5)	Total fee paid:

Not Applicable

☐    Fee paid previously with preliminary materials.

☐ Check	box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

Not Applicable

(2)	Form, Schedule or Registration Statement No.:

Not Applicable

(3)	Filing Party:

Not Applicable

(4)	Date Filed:

Not Applicable

July 27, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of NetScout Systems, Inc. on Wednesday, September 9, 2009 at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts.

At the Annual Meeting, you will be asked to elect two directors nominated by our Board and to ratify the selection of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2010. The accompanying proxy statement describes these matters in more detail.

If you are a stockholder of record, please complete, sign, and date the enclosed proxy card and return it promptly in the enclosed postage prepaid envelope. If your shares are held in a bank or brokerage account, you may be eligible to vote electronically or by telephone—please refer to your vote instruction form for instructions.

It is important that your shares be voted whether or not you attend the meeting. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing. Your prompt cooperation will be appreciated.

Very truly yours,

ANIL K. SINGHAL

Chairman, President, and Chief Executive Officer

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 9, 2009

To the Stockholders of NetScout Systems, Inc.:

The Annual Meeting of Stockholders of NetScout Systems, Inc. will be held on Wednesday, September 9, 2009, at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts, for the following purposes:

1.	To elect two Class I directors nominated by our Board to serve for three year terms or until their respective successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2010.

3.	To consider other business properly brought before the meeting or any adjournment.

Stockholders of record at the close of business on July 13, 2009 will be entitled to vote at the meeting and any adjournments.

All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting you are urged to complete, sign, date, and return the enclosed proxy card as soon as possible so that your shares can be voted at the Annual Meeting in accordance with your instructions. No postage is necessary if the proxy card is mailed in the U.S. If your shares are held in a bank or brokerage account you may be eligible to vote electronically or by phone—please refer to your enclosed vote instruction form for details. If you attend the meeting, you may vote in person even if you have previously returned your vote in accordance with the foregoing.

Notice regarding the availability of proxy materials for the Annual Meeting of Stockholders to be held on September 9, 2009. This proxy statement, the proxy card, and NetScout’s Annual Report for the fiscal year ended March 31, 2009 are all available free of charge as described in the attached materials.

By Order of the Board of Directors,

ANIL K. SINGHAL

Chairman, President, and Chief Executive Officer

Westford, Massachusetts

July 27, 2009

NETSCOUT SYSTEMS, INC.

310 Littleton Road

Westford, MA 01886

PROXY STATEMENT

July 27, 2009

Questions and Answers about the Annual Meeting and Voting

Why did I receive these proxy materials?

The Board of Directors of NetScout Systems, Inc., a Delaware corporation, is providing these proxy materials to you in connection with the Board’s solicitation of proxies to be voted at our 2009 Annual Meeting of Stockholders. The proxy materials include the proxy statement, form of proxy, and Annual Report to Stockholders, which contains financial statements for the fiscal year ended March 31, 2009.

You are invited to attend the Annual Meeting on Wednesday, September 9, 2009 at 10:00 a.m. local time at NetScout Systems, Inc., 310 Littleton Road, Westford, Massachusetts.

This Proxy Statement and the form of proxy were first made available to stockholders on or about July 27, 2009.

What is the purpose of the Annual Meeting?

The purpose of the Annual Meeting is to

•	elect two Class I directors nominated by our Board of Directors to serve for three year terms or until their respective successors are elected and qualified;

•	ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2010; and

•	conduct other business that properly comes before the Annual Meeting or any adjournment.

How does the Board recommend that I vote?

The Board recommends that you vote “FOR” each nominee to our Board and “FOR” the ratification of PricewaterhouseCoopers LLP as auditors for the fiscal year ending March 31, 2010.

Who can vote?

Stockholders of record as of July 13, 2009, or the Record Date, may vote. As of July 13, 2009, 40,334,400 shares of our common stock were issued and outstanding. Holders of common stock are entitled to one vote per share on proposals presented at the Annual Meeting.

What is a stockholder of record?

A “stockholder of record” owns NetScout stock which is recorded on the books of our transfer agent, BNY Mellon Shareowner Services. If you hold our stock through a bank, broker, or other intermediary, you are not a stockholder of record but instead hold the stock in a “street name.” If your stock is held in a street name, the stockholder of record of your shares would be the bank, broker, or intermediary. If you are not a stockholder of record, we do not know that you are a stockholder or how many shares you own.

How do I vote my shares?

Whether or not you plan to attend the Annual Meeting, you should vote your shares by completing, signing, and dating the accompanying proxy card and returning it in the enclosed postage prepaid envelope. If your shares are held in a bank or brokerage account you may be eligible to vote electronically or by telephone. Please refer to the vote instruction form for instructions. If you attend the Annual Meeting, you may vote in person, even if you have already voted. If you plan to attend the Annual Meeting and vote, and your shares are held by a bank or broker, you should check with your bank or broker to get the appropriate forms.

Our Board of Directors named Anil K. Singhal and David P. Sommers as attorneys-in-fact in the proxies. If your proxy has been properly executed and returned in time to be counted at the Annual Meeting, the shares represented by your proxy will be voted in accordance with your voting instructions. If you have returned a signed proxy but have not indicated your vote, your proxy will be voted FOR the nominees to our Board of Directors and FOR the ratification of the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as our auditors for the fiscal year ending March 31, 2010. Our Board of Directors knows of no other matters to be presented at the Annual Meeting. For other matters that may properly come before the Annual Meeting, the attorneys-in-fact will use their judgment in voting your shares.

May I change or revoke my proxy?

You may revoke your proxy before it is voted at the Annual Meeting by (1) filing a written notice of revocation (dated after the original proxy) with the Secretary of NetScout before the vote at the Annual Meeting, (2) completing a later dated proxy, including by internet or phone, and delivering it to the Secretary of NetScout before the vote at the Annual Meeting, or (3) attending the Annual Meeting and voting in person. You should send any written notice of revocation, to be delivered before the Annual Meeting, to NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, Attention: Secretary.

How is a quorum determined?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting are present at the meeting in person or represented by proxy. On the Record Date, there were 40,334,400 shares outstanding and entitled to vote.

To determine a quorum, we include votes withheld from any nominee, abstentions, and broker “non-votes.” A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner votes on one proposal but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank, or other nominee) or if you vote in person at the meeting. If there is no quorum, the meeting may adjourn to another date.

What votes are required for election and approval?

The election of directors is determined by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting.

On all other proposals an affirmative vote of a majority of the shares present or represented and voting on each such proposal is required for approval. An automated system administered by the transfer agent tabulates the votes for each proposal. Abstentions are included in the number of shares present or represented and voting on each matter. Therefore, abstentions on votes on specific proposals will have the effect of “no” votes. Broker “non-votes” are not included in the vote tabulations for specific proposals.

When Are Stockholder Proposals And Director Nominations Due For Next Year’s Annual Meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and must be received by us no later than March 29, 2010. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, or the Exchange Act.

If you wish to submit a proposal that is not to be included in next year’s proxy materials or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and such proposal or nomination must be received by us no earlier than the close of business of May 12, 2010 and no later than the close of business of June 11, 2010 and must satisfy the requirements described below under “Stockholder Recommendations for Nominees as Director and Proposal of Other Business.” If the date of next year’s annual meeting of stockholders is advanced by more than 30 days or delayed by more than 60 days after the anniversary of our annual meeting with respect to the year ended March 31, 2009, or if no proxy statement was delivered to the stockholders in connection with the preceding annual meeting, any stockholder recommendation or proposal must be received by us no earlier than the close of business on the 90th day prior to such advanced or delayed annual meeting date and no later than the close of business on the later of (i) the 60th day prior to such advanced or delayed annual meeting date or (ii) the 10th day following the day on which the first public announcement of the meeting date is first made by the Corporation.

You are also advised to review our by-laws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be “householding” our proxy statements and annual reports. This means that only one (1) copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of those documents to you if you call or write us at our principal executive offices, 310 Littleton Road, Westford Massachusetts, Attn: Investor Relations, telephone: 978 614 4000. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Notice Regarding the Availability of Proxy Materials

Stockholders of record will receive printed proxy materials by mail. In accordance with Securities and Exchange Commission, or SEC, regulations, to each stockholder in street name, we may now furnish proxy materials electronically. Accordingly, all of our stockholders in street name will receive a Notice of Internet Availability, which will be mailed on or about July 27, 2009.

On the date of mailing of the Notice of Internet Availability, such stockholders will be able to access all of the proxy materials on the internet, free, at www.netscout.com/investors. The Notice of Internet Availability will instruct you how to access the proxy materials (including our Annual Report to Stockholders) over the internet. The website will have instructions on how to vote by internet or telephone. The Notice of Internet Availability will also instruct you how to request a paper copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials set out in the Notice of Internet Availability.

PROPOSAL 1

ELECTION OF DIRECTORS

The following table sets forth the current directors and the nominees to be elected at the Annual Meeting, as described more fully below:

Nominee or Director’s Name and Year First Became Director	Positions with NetScout	Year Term Will Expire	Class

Nominees:

Victor A. DeMarines (2004)	Director	2012	I

Vincent J. Mullarkey (2000)	Director	2012	I

Continuing Directors:

Anil K. Singhal (1984)	Chairman, President, and Chief Executive Officer	2010	II

John R. Egan (2000)	Director	2010	II

Stuart M. McGuigan (2005)	Director	2010	II

Joseph G. Hadzima, Jr. (1998)	Director	2011	III

Stephen G. Pearse (2007)	Director	2011	III

The nominees for Class I directors are Messrs. DeMarines and Mullarkey

Messrs. DeMarines and Mullarkey are Class I directors whose terms expire at this Annual Meeting and who are nominees for re-election for a term that would expire upon the election and qualification of directors at the Annual Meeting to be held in 2012.

Continuing Directors

The Board of Directors is also composed of three Class II directors, Messrs. Singhal, Egan, and McGuigan, whose terms expire in 2010, and two Class III directors, Messrs. Hadzima and Pearse, whose terms expire in 2011.

As of the Record Date, the size of the Board is fixed at seven members. NetScout’s by-laws and certificate of incorporation divide the Board of Directors into three classes. The members of each class of directors serve for staggered three-year terms.

Proposal and Recommendation

Our Board of Directors has nominated and recommended that Messrs. DeMarines and Mullarkey be re-elected as Class I directors, to hold office until the Annual Meeting to be held in the year 2012 or until their successors have been duly elected and qualified or until their earlier resignation or removal.

The Board of Directors knows of no reason why the nominees would be unable or unwilling to serve, but if any of the nominees should be unable or unwilling to serve, the proxies will be voted for the election of such other person for the office of director as the Board of Directors may recommend in the place of such nominee. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE

NOMINEES FOR DIRECTOR.

PROPOSAL 2

RATIFICATION OF SELECTION OF AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP, independent registered public accounting firm, to serve as our auditors for the fiscal year ending March 31, 2010. PricewaterhouseCoopers LLP has served as our auditors since 1993. We expect that a member of PricewaterhouseCoopers LLP will attend the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions from our stockholders. We are incorporated in Delaware, and Delaware law does not require the ratification of the Audit Committee’s selection, but the Audit Committee will consider the results of this vote when selecting auditors in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THIS SELECTION OF AUDITORS.

DIRECTORS AND EXECUTIVE OFFICERS

Name	Age	Positions
Anil K. Singhal	55	Chairman, President, Chief Executive Officer, and Director
Michael Szabados	57	Chief Operating Officer
David P. Sommers	62	Senior Vice President, General Operations and Chief Financial Officer, Treasurer, and Secretary
John W. Downing	51	Senior Vice President, Worldwide Sales Operations
Jeffrey R. Wakely	45	Vice President, Finance and Chief Accounting Officer
Victor A. DeMarines	72	Director
John R. Egan	51	Director
Joseph G. Hadzima, Jr.	57	Director
Stuart M. McGuigan	50	Director
Vincent J. Mullarkey	61	Director
Stephen G. Pearse	51	Director

Anil Singhal co-founded the Company in June 1984 and has served as our Chairman, President, Chief Executive Officer, and Director since January 2007. From January 2001 until January 2007, Mr. Singhal served as President, Chief Executive Officer, Treasurer, and Director. Mr. Singhal has served as a director since our inception.

Michael Szabados has served as our Chief Operating Officer since April 2007. Before that, he served as Senior Vice President, Product Operations for over five years.

David P. Sommers has served as our Senior Vice President, General Operations, Chief Financial Officer, Treasurer, and Secretary since April 2007. Before that, he served as Senior Vice President, General Operations and Chief Financial Officer for over five years.

John W. Downing has served as our Senior Vice President, Worldwide Sales Operations since April 2007. Before that, he served as Vice President, Worldwide Sales Operations for over five years.

Jeffrey R. Wakely has served as Vice President, Finance and Chief Accounting Officer since October 2005 and as our Assistant Treasurer since May 1, 2009. From February 2002 to October 2005, he was Chief Financial Officer at SiteScape, Inc., a privately held provider of collaboration software solutions.

Victor A. DeMarines has been a NetScout director since June 2004. From 1962 until his retirement in 2000, Mr. DeMarines was the President and Chief Executive Officer of MITRE Corporation, and he continues to serve as a member of the Board of Trustees and of the Executive Committee and as Chairman of the Technology Committee of MITRE Corporation. Since 2002, he has been a member of the Board of Directors and is currently a member of the Stock Option Committee and Audit Committee and the Chairman of the Governance Committee of Verint Systems Inc., a publicly-held provider of systems for security applications and enterprise business intelligence.

John R. Egan has been a NetScout director since October 2000. Mr. Egan is a founding managing partner of Egan-Managed Capital, a Boston-based venture capital fund specializing in New England-based, information technology, and early-stage investments. Since 1992, he has been a member of the Board of Directors at EMC Corporation, a publicly-held provider of computer storage systems and software. Mr. Egan has also been a director of VMware, Inc., a publicly-held provider of virtualization solutions, and a member of its Mergers and Acquisitions Committee since April 2007.

Joseph G. Hadzima, Jr. has been a NetScout director since July 1998. Mr. Hadzima has been a Managing Director of Main Street Partners, LLC, a venture capital investing and technology commercialization company, since April 1998. Mr. Hadzima is also a Senior Lecturer at MIT Sloan School of Management.

Stuart M. McGuigan has been a NetScout director since August 2005. Since December 2008, Mr. McGuigan has been Senior Vice President and Chief Information Officer of CVS Caremark Corporation. Prior to this, Mr. McGuigan served as Senior Vice President and Deputy Chief Information Officer for Liberty Mutual Insurance Group from 2004 to 2008.

Vincent J. Mullarkey has been a NetScout director since November 2000. From May 2005 to June 2007, he was a member of the Board of Directors and the Chairman of the Audit Committee of webMethods, a publicly-held business process integration software company that was acquired by Software AG in June 2007. Mr. Mullarkey was the Senior Vice President, Finance and Chief Financial Officer of Digital Equipment Corporation from 1994 until his retirement in September 1998.

Stephen G. Pearse has been a NetScout director since May 2007. He is a principal with investment firms Yucatan Rock, Inc. since 2001 and Common Angels since 2004 and sits on the boards of Emerson Hospital, Mobiwatch, and C4RJ.

There are no family relationships among any of our executive officers and directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of the Record Date by each beneficial owner of more than 5% of our common stock, each executive officer named in the Summary Compensation Table, each director, and all executive officers and directors as a group.

Unless otherwise noted, the address of each person listed on the table is c/o NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886, and each person has sole voting and investment power over the shares shown as beneficially owned, except to the extent authority is shared by spouses under applicable law or as otherwise noted below.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or the SEC. Shares of common stock issuable by the Company to a person or entity named below pursuant to options which may be exercised within 60 days of the Record Date or restricted stock units which may vest within 60 days of the Record Date are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Anil K. Singhal(1)	2,879,276	7.1%
David P. Sommers(2)	304,402	*
Michael Szabados(3)	193,293	*
John W. Downing(4)	175,587	*
Victor A. DeMarines(5)	38,643	*
John R. Egan(6)	67,561	*
Joseph G. Hadzima, Jr.(7)	164,843	*
Vincent J. Mullarkey(8)	87,561	*
Stuart M. McGuigan(9)	18,911	*
Stephen G. Pearse(10)	9,264	*
Jeffrey R. Wakely	4,932	*

Narendra Popat(11) c/o Atlantic Trust Company 100 Federal Street Boston, MA 02110	2,144,335	5.3%

Jyoti Popat(12) c/o Atlantic Trust Company 100 Federal Street Boston, MA 02110	2,367,728	5.9%

Brown Capital Management, Inc.(13) 1201 N. Calvert Street Baltimore, Maryland 21202	2,009,142	5.0%

TPG Entities(14) 301 Commerce Street, Suite 3300 Fort Worth, TX 76102	2,965,823	7.4%

All executive officers and directors as a group (11 persons)(15)	5,563,445	13.5%

(1)

Includes 340,000 shares held by a family limited partnership, of which Mr. Singhal and his spouse are the general partners and trusts for the benefit of their children are the limited partners. Includes 54,200 shares held by a charitable foundation of which Mr. Singhal and his spouse are trustees. Does not include

1,224,972 shares held by a trust of which Mr. Singhal’s spouse is deemed to be the beneficial owner, an aggregate of 541,703 shares held in trusts for the benefit of Mr. Singhal’s children for which neither Mr. Singhal nor his spouse is a trustee, and 32,000 shares held in a trust for the benefit of Mr. Singhal’s nieces and nephews for which neither Mr. Singhal nor his spouse is a trustee.

(2)	Includes 275,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date.
(3)	Includes 140,438 shares issuable upon the exercise of options exercisable within 60 days of the Record Date.
(4)	Includes 133,750 shares issuable upon the exercise of options exercisable within 60 days of the Record Date.
(5)	Includes 20,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 4,643 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(6)	Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 4,643 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(7)	Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 4,643 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date. The shares deemed to be beneficially owned by Mr. Hadzima do not include an aggregate of 41,328 shares held in trust for the benefit of Mr. Hadzima’s children.
(8)	Includes 50,000 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 4,643 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(9)	Includes 1,350 shares issuable upon the exercise of options exercisable within 60 days of the Record Date and 4,643 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(10)	Includes 4,643 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.
(11)	The information listed herein is based on a Schedule 13D/A filed with the SEC on September 11, 2008 and other information provided to NetScout. Includes an aggregate of 586,299 shares of common stock held by two trusts for the benefit of Mr. Popat’s children, of which Mr. Popat is one of two trustees of each such trust; 340,000 shares of common stock held by a family limited partnership, of which Mr. Popat and his spouse are the general partners and trusts for the benefit of their children are limited partners; and 107,480 shares of common stock held by The HOPE Foundation USA—1999, a charitable trust, of which Mr. Popat and his spouse are co-trustees; does not include 136,056 shares of common stock held by two trusts for the benefit of Mr. Popat’s children, of which his spouse is one of two trustees of each such trust or an aggregate of 130,000 shares of common stock held by The Popat Family Trust—2001 for which neither Mr. Popat nor his spouse is a trustee. Does not include an aggregate of 652,787 shares of common stock held by a trust for the benefit of Mr. Popat, for which his spouse is a trustee.
(12)	The information listed herein is based on a Schedule 13D/A filed with the SEC on September 11, 2008 and other information provided to NetScout. Includes an aggregate of 652,787 shares of common stock held by a trust for the benefit of Ms. Popat’s spouse, Narendra Popat, a co-founder and former officer and director of NetScout, for which Ms. Popat is a trustee; 340,000 shares of common stock held by a family limited partnership, of which Ms. Popat and her spouse are the general partners and trusts for the benefit of their children are limited partners; 107,480 shares of common stock held by The HOPE Foundation USA—1999, a charitable trust, of which Ms. Popat and her spouse are co-trustees; and 136,056 shares of common stock held by two trusts for the benefit of Ms. Popat’s children, of which Ms. Popat is one of two trustees of each such trust. Does not include an aggregate of 586,299 shares of common stock held by two trusts for the benefit of Ms. Popat’s children, of which her spouse is one of two trustees of each such trust or an aggregate of 130,000 shares of common stock held by The Popat Family Trust—2001 for which neither Ms. Popat nor her spouse is a trustee.
(13)	Based solely on a Schedule 13G filed with the SEC on February 4, 2009. Includes 926,860 shares for which such reporting person has the sole power to vote.
(14)

Based solely on a Schedule 13D filed with the SEC on November 13, 2007. Includes 758,975 shares held by TPG Advisors III, Inc.; 1,218,240 shares held by TPG Advisors IV, Inc.; and 988,608 shares held by T3 Advisors II, Inc. TPG Advisors III, Inc., TPG Advisors IV, Inc. and T3 Advisors II, Inc. are part of an affiliated group of investment partnerships referred to, collectively, as the TPG Entities. TPG Advisors III,

Inc. is the general partner of TPG GenPar III, L.P., which is the general partner of TPG Partners III, L.P. which is the managing member of TPG Starburst III, LLC. TPG Advisors IV, Inc. is the general partner of TPG GenPar IV, L.P., which is the general partner of TPG Partners IV, L.P., which is the managing member of TPG Starburst IV, LLC. T3 Advisors II, Inc. is the general partner of T3 GenPar II, L.P., which is the general partner of T3 Partners II, L.P., which is the managing member of T3 Starburst II, LLC. TPG Starburst III, LLC directly owns 758,975 shares. TPG Advisors III, Inc. is the indirect general partner of the entity that is the managing member of TPG Starburst III. Therefore, TPG Advisors III, Inc. may be considered to be the beneficial owner of the shares directly owned by TPG Starburst III, LLC. TPG Starburst IV, LLC directly owns 1,218,240 shares. TPG Advisors IV, Inc. is the indirect general partner of the entity that is the managing member of TPG Starburst IV, LLC. Therefore, TPG Advisors IV, Inc. may be considered to be the beneficial owner of shares directly owned by TPG Starburst IV, LLC.

T3 Starburst II, LLC directly owns 988,608 shares. T3 Advisors II, Inc. is the indirect general partner of the entity that is the managing member of T3 Starburst II, LLC. Therefore, T3 Advisors II, Inc. may be considered to be the beneficial owner of the shares directly owned by T3 Starburst II, LLC. David Bonderman and James G. Coulter are directors, officers and shareholders of TPG Advisors III, Inc., TPG Advisors IV, Inc. and T3 Advisors II, Inc. Therefore, Messrs. Bonderman and Coulter may be deemed to be the beneficial owners of the 2,965,823 shares directly owned in the aggregate by TPG Advisors III, Inc., TPG Advisors IV, Inc. and T3 Advisors II, Inc. No individual holder has reported sole voting or dispositive power with respect to shares listed above.

(15)	Includes an aggregate of 720,538 shares issuable upon exercise of options exercisable within 60 days of the Record Date and an aggregate of 27,858 shares issuable upon the vesting of restricted stock units within 60 days of the Record Date.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that each of Messrs. DeMarines, Egan, Hadzima, McGuigan, Mullarkey, and Pearse is independent within the meaning of our director independence standards and the director independence standards of The NASDAQ Stock Market, Inc., or NASDAQ, and the SEC. Furthermore, our Board of Directors has determined that each member of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee of our Board of Directors is independent within the meaning of the Company’s, NASDAQ’s, and the SEC’s independence standards, as applicable.

Executive Sessions of Independent Directors

Our Board of Directors holds executive sessions of the independent members of our Board following each regularly scheduled in-person meeting of our Board of Directors. Executive sessions do not include any directors who are not independent within the meaning of the Company’s, NASDAQ’s or SEC’s director independence standards, and the Lead Independent Director, currently Mr. Egan, is responsible for chairing the executive sessions.

Policies Governing Director Nominations

Director Qualifications

Our Nominating and Corporate Governance Committee is responsible for reviewing with our Board of Directors from time to time the appropriate qualities, skills, and characteristics desired of Board members in the context of the needs of the business and current make-up of our Board of Directors. This assessment includes consideration of the following minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by all directors:

•	Directors must be individuals of the highest ethical character and integrity and share our values as reflected in our Code of Business Conduct;

•	Directors must have reputations, both personal and professional, consistent with our image and reputation;

•	Directors must be free of conflicts of interest that would interfere with the proper performance of the responsibilities of a director;

•	Directors must have the ability to exercise sound business judgment;

•	Directors must be willing and able to devote sufficient time to the affairs of the Company and be diligent in fulfilling the responsibilities of a director and/or committee member, as the case may be;

•

Directors must have substantial business or professional experience and expertise and be able to offer meaningful and practical advice and guidance to our management based on that experience and expertise; and

•	Directors must have a commitment to enhancing stockholder value.

The Nominating and Corporate Governance Committee also considers numerous other qualities, skills, and characteristics when evaluating director nominees, such as:

•

An understanding of and experience in the network performance management solutions market, the market for networking solutions generally and related accounting, legal, finance, product, sales and/or marketing matters;

•

Experience on other public or private company boards, unless a director otherwise provides complementary capabilities or qualifies as an “audit committee financial expert” under the rules of the SEC; and

•	Leadership experience with public companies or other major organizations.

Board members are expected to prepare for, attend, and participate in Board meetings and meetings of committees on which they serve. In addition, directors must stay abreast of our business and markets.

Process for Identifying and Evaluating Director Nominees

The Board of Directors is responsible for nominating persons for election as directors of the Company. Our Board of Directors delegates the selection and nomination process to our Nominating and Corporate Governance Committee, with the expectation that other members of our Board of Directors, and of management, will be requested to take part in the process as appropriate.

Generally, the Nominating and Corporate Governance Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by stockholders, or through such other methods as our Nominating and Corporate Governance Committee deems to be helpful to identify candidates. Once candidates have been identified, our Nominating and Corporate Governance Committee confirms that the candidates meet all of the minimum qualifications for director nominees established by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may gather information about the candidates through interviews, questionnaires, background checks, or any other means that the Nominating and Corporate Governance Committee deems to be helpful in the evaluation process. The Nominating and Corporate Governance Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate in light of the criteria set forth above or established by the Nominating and Corporate Governance Committee from time to time, both on an individual basis and taking into account the overall composition and needs of our Board of Directors. Based on the results of the evaluation process, the Nominating and Corporate Governance Committee recommends candidates for our Board’s approval as director nominees for election to the Board of Directors. The Nominating and Corporate Governance Committee also recommends candidates for the Board’s appointment to the committees of our Board of Directors.

Stockholder Recommendations For Nominees As Directors and the Proposal of Other Business

Our Nominating and Corporate Governance Committee will consider recommendations for candidates for nominees as directors and proposals for business other than director nominations that are properly submitted by stockholders. Any recommendation of a nominee for the Board or any proposal for business other than director nominations by our stockholders with respect to our Annual Meeting of Stockholders for the fiscal year ended March 31, 2010, or the 2010 Annual Meeting, must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary, and must be received by us and comply with the requirements set forth in the Company’s amended by-laws.

Any communication with respect to nominees as directors should (i) describe why the candidate meets the Board’s criteria described above; (ii) include the candidate’s and recommender’s names and addresses and provide biographical information about the recommended candidate that would be required to be disclosed in solicitations of proxies for election of directors; (iii) include the proposed nominee’s written consent to serve as a nominee, if nominated, and as a director, if elected; and (iv) contain any additional information otherwise required by Regulation 14A under the Exchange Act.

Any such communication with respect to the proposal of business other than director nominations should include, among other matters required by our by-laws, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined in our by-laws), if any, on whose behalf the proposal is made.

The requirements for stockholder director nominations and proposals other than director nominations appear in our by-laws. Only such individuals who are nominated in accordance with the procedures described above and in our by-laws will be eligible for election by stockholders as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth above and in our by-laws.

We have not received any stockholder recommendations or nominations with respect to our Annual Meeting, except the nominations made by the Nominating and Corporate Governance Committee.

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and must be received by us no later than March 29, 2010. In order to curtail controversy as to the date on which a proposal was received by us, we suggest that you submit your proposals by registered mail, return receipt requested. Proposals must satisfy the procedures set forth in Rule 14a-8 under the Exchange Act.

If you wish to submit a proposal that is not to be included in next year’s proxy materials or wish to nominate a director, you must submit such proposal or nomination in writing to our principal executive offices at 310 Littleton Road, Westford, Massachusetts 01886, attention: Secretary and such proposal or nomination must be received no earlier than the close of business of May 12, 2010 and no later than the close of business of June 11, 2010 and must satisfy the requirements described above and in our by-laws.

Policy Governing Security Holder Communications with the Board of Directors

The Board of Directors provides to every stockholder the ability to communicate with the Board of Directors as a whole and with individual directors through an established process for security holder communication (as that term is defined by the rules of the SEC) as follows:

For communications directed to the Board of Directors as a whole or to a specific member of the Board of Directors, stockholders may send such communications to the attention of the Chairman of the Board with respect to general communications or to the attention of the specific director, in each case, by one of the three methods listed below:

By U.S. mail (including courier or other expedited delivery service): NetScout Systems, Inc., 310 Littleton Road, Westford, MA 01886 Attn: [Chairman of the Board]/[Individual Director], c/o Director, Investor Relations

By facsimile: (978) 614-4004, Attn: [Chairman of the Board]/[Individual Director], c/o Director, Investor Relations

By email: ir@netscout.com

We will forward any such stockholder communications to the Chairman of our Board, as a representative of our Board of Directors, and/or to the director to whom the communication is addressed, on a periodic basis. We will forward such communications by certified U.S. mail to an address specified by each director and the Chairman of the Board for such purposes or by secure electronic transmission.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Our policy is that one of the regularly scheduled in-person meetings of our Board of Directors will be scheduled on the same day as our annual meeting of stockholders, and all directors are encouraged to attend our annual meeting of stockholders. Six of the seven members of our Board of Directors attended the Annual Meeting of Stockholders held on September 10, 2008.

Code of Ethics

We have adopted a code of ethics as defined by regulations promulgated under the Securities Act of 1933, as amended, and the Exchange Act, which applies to all of the employees, officers, and directors of the Company and our subsidiaries, including our principal executive officer, principal financial officer, principal accounting officer and controller, and persons performing similar functions. A current copy of the Code of Business Conduct is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. NetScout intends to disclose amendments to or waivers from provisions of the Code of Business Conduct that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, by posting such information on our website, available at http://www.netscout.com/investors/.

For more corporate governance information, you are invited to visit the Corporate Governance section of our website, available at http://www.netscout.com/investors/. Contents of our website are not part of or incorporated by reference into this proxy statement.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

The Board of Directors met five times and took action by written consent one time during the fiscal year ended March 31, 2009. Each of the directors attended at least 75% of the total number of meetings of our Board of Directors and the committees on which they served during fiscal year 2009. The Board of Directors has standing Audit, Compensation, Nominating and Corporate Governance, Finance, and Equity Compensation Committees.

Audit Committee

The Audit Committee, of which Messrs. DeMarines, Egan, Hadzima, and Mullarkey are the only members, is responsible for (1) reviewing and overseeing the financial reports provided by us to the SEC, our stockholders, or to the general public, and our accounting policies, internal accounting controls, internal control over financial reporting, auditing functions, and financial reporting practices; (2) ensuring the independence of the independent auditor and thereby furthering the integrity of our financial reporting; and (3) establishing procedures designed to facilitate the receipt, retention, and handling of complaints regarding disclosure controls and procedures, internal control over financial reporting and accounting, internal accounting control or auditing matters; and the receipt of confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters. Additionally, the Audit Committee reviews and monitors the company’s compliance with its related party transaction approval policy. A copy of the Audit Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. The Audit Committee met eight times during the fiscal year ended March 31, 2009. Mr. Mullarkey serves as the Chairman of the Audit Committee and qualifies as an “audit committee financial expert” under the rules of the SEC. Our Board of Directors has determined that each member of our Audit Committee is independent within the meaning of the Corporation’s and NASDAQ’s director independence standards and the SEC’s heightened director independence standards for audit committee members.

Compensation Committee

The Compensation Committee, of which Messrs. Hadzima, McGuigan, and Pearse are the only members, is responsible for discharging the responsibilities of the Board of Directors relating to the compensation of our executives, administering our incentive compensation and stock plans, reviewing and making recommendations with respect to our benefit plans and human resource activities, and reviewing with our management and recommending for inclusion in our proxy statements and incorporation by reference in our Annual Reports on Form 10-K the Compensation Disclosure and Analysis. A copy of the Compensation Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/. Our Compensation Committee met five times during the fiscal year ended March 31, 2009. Mr. Hadzima serves as the Chairman of the Compensation Committee. The Board of Directors has determined that each member of our Compensation Committee is independent within the meaning of the Corporation’s and NASDAQ’s director independence standards and is a “non-employee director” as defined by applicable SEC rules and regulations.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee, of which Messrs. DeMarines, Egan, McGuigan, and Pearse are the only members, is responsible for identifying individuals qualified to become members of our Board of Directors, recommending to our Board of Directors the director nominees for election, and monitoring compliance with and periodically reviewing our Code of Business Conduct and Corporate Governance Guidelines. The Nominating and Corporate Governance Committee may also, in its discretion, consider nominees recommended by our stockholders. A copy of the Nominating and Corporate Governance Committee Charter is available at the Corporate Governance section of our website at http://www.netscout.com/investors/.

Our Nominating and Corporate Governance Committee met two times during the fiscal year ended March 31, 2009. Mr. Egan serves as the Chairman of the Nominating and Corporate Governance Committee. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent within the meaning of the Company’s and NASDAQ’s director independence standards.

Finance Committee

The Finance Committee, of which Messrs. Mullarkey, DeMarines, Hadzima and Egan are currently the only members, considers strategic growth initiatives and other opportunities that may become available to the Company from time to time. During the fiscal year ended March 31, 2009, the Finance Committee did not meet.

Equity Compensation Committee

The Equity Compensation Committee, of which Mr. Singhal was the only member, during the fiscal year ended March 31, 2009 was responsible for granting equity-based awards under our equity incentive plans to employees and consultants who are not Named Executive Officers (as defined below) or directors of the Company and to generally exercise rights similar to those held by our Compensation Committee with respect to those grants. The Equity Compensation Committee operated under guidelines established by the Board of Directors and reported all options granted at each regularly scheduled meeting of our Board of Directors. The Equity Compensation Committee took action by written consent 12 times during the fiscal year ended March 31, 2009. On April 29, 2009, the activities previously undertaken by the Equity Compensation Committee reverted to the Compensation Committee.

Report of Audit Committee of the Board of Directors

This report is submitted by the Audit Committee of the Board of Directors, which reviews with the Corporation’s management and independent registered public accounting firm the annual consolidated financial statements and such firm’s opinion thereon, reviews the results of the integrated audit of the Corporation’s annual consolidated financial statements and internal control over financial reporting, evaluates the effectiveness of the independent auditors, recommends the retention of or potential change in the independent auditors to the Board of Directors, approves all fees to be paid by the Corporation to its independent auditors and reviews the Corporation’s accounting policies, disclosure controls and procedures and internal control over financial reporting. The Audit Committee is currently comprised of Messrs. DeMarines, Egan, Hadzima, and Mullarkey, and each is independent within the meaning of the Corporation’s, SEC, and NASDAQ’s director independence standards. Mr. Mullarkey serves as the Chairman of the Audit Committee and is an audit committee financial expert as defined by the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors. This charter is reviewed and reassessed annually.

The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the Corporation’s financial statements and the financial reporting process, including disclosure controls and procedures and internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements of the Corporation for the year ended March 31, 2009 with management, including a discussion of the quality, not just the acceptability, of the implementation of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and reviewed the Corporation’s disclosure controls and procedures and internal control over financial reporting, including management’s assessment of the effectiveness of its internal control over financial reporting.

The Audit Committee reviewed the results of the integrated audit with PricewaterhouseCoopers LLP, the Corporation’s independent registered accounting firm who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with accounting principles generally accepted in the United States of America and on the design and effective operation of, the Corporation’s internal control over financial reporting as of March 31, 2009, in accordance with the standards of the Public Company Accounting Oversight Board, or the “PCAOB”. The Audit Committee also reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of the Corporation’s selection and implementation of accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee also discussed with the independent auditors the auditors’ independence from management and the Corporation, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of any non-audit services with the auditors’ independence. The Audit Committee met eight times in fiscal 2009.

During fiscal 2009 senior members of the Corporation’s financial and legal management participated in each of the regularly scheduled meetings. At these regularly scheduled meetings the Corporation’s independent auditors and external legal counsel were also present. The Audit Committee discussed with the Corporation’s management and independent auditors the overall plan for the integrated audit, the results of their examinations, their assessment of the Corporation’s internal control over financial reporting, and the overall quality of the Corporation’s financial reporting. The Audit Committee also held separate executive discussions with the Corporation’s independent auditors without the presence of management.

The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol.1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with PricewaterhouseCoopers LLP that firm’s independence. Based on its review of the Corporation’s consolidated financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did formally recommend, to the Board of Directors that the audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009.

Respectfully submitted by the Audit Committee

Vincent J. Mullarkey, Chairman

Victor A. DeMarines

John R. Egan

Joseph G. Hadzima, Jr.

COMPENSATION AND OTHER INFORMATION

CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation Summary

The following summary compensation table sets forth the total compensation paid or accrued for the fiscal year ended March 31, 2009 to our Chief Executive Officer, Chief Financial Officer, and each of our three other most highly compensated executive officers during the fiscal year ended March 31, 2009. The executives listed below may be referred to as our “Named Executive Officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Unit Awards(2) ($)	Change in Pension Value(3) ($)	All Other Compensation(4) ($)	Total ($)
Anil K. Singhal	2009	318,747	750,000	*	283,000	40,850	1,392,597
Chairman, CEO and President	2008	300,000	500,000	*	283,000	49,625	1,132,625
	2007	261,154	162,500	*	71,000	55,913	550,567

Michael Szabados	2009	268,747	313,000	224,099	—	—	805,846
COO	2008	250,000	200,000	57,781	—	10,860	518,641
	2007	210,000	80,000	24,039	—	10,064	324,103

David P. Sommers	2009	241,249	250,000	166,804	—	—	658,053
Senior VP and CFO	2008	215,000	180,000	49,310	—	—	444,310
	2007	210,000	80,000	24,039	—	—	314,039

Jeffrey R. Wakely	2009	186,752	93,000	61,195	—	—	340,947
VP, Finance and CAO	2008	177,000	80,000	19,112	—	—	276,112
	2007	167,308	30,000	9,704	—	—	207,012

John W. Downing(1)	2009	187,500	250,779	185,166	—	—	623,445
Senior VP, Worldwide Sales	2008	150,000	240,588	66,330	—	—	456,918
Operations	2007	157,500	170,540	24,039	—	—	352,079

(1)	The information presented for Mr. Downing under the “Bonus” column consists of sales commissions and bonus for the year ended March 31, 2009. For the years ended March 31, 2008 and 2007, the information presented for Mr. Downing under the “Bonus” column consists of sales commissions only.
(2)	Represents share based compensation expense recognized during the year in accordance with Statement of Financial Accounting Standards No. 123R. When granted, restricted stock units vest over four years and are valued based upon the closing market price of our common stock at the date of grant. Mr. Singhal declined restricted stock unit grants due to his already large stock ownership as co-founder and his desire to reserve the equity incentives for other employees.
(3)	Change in Pension Value for Mr. Singhal represents vesting in fiscal 2009, 2008, and fiscal 2007 towards a future retirement benefit. Total future severance payments are projected at $1,400,000 and vest over 4 years 8 months beginning in the fourth quarter of the fiscal year ended March 31, 2007. Mr. Singhal’s future retirement benefit also includes a projected $200,000 in payments for future health benefits.
(4)	See the All Other Compensation Table below for additional information.

Option Awards. We did not make any option grants during the fiscal years ended March 31, 2009, 2008 and 2007 to any of our Named Executive Officers. Therefore, we have omitted this column.

Non-Equity Incentive Plan Compensation. We currently do not have any non-equity incentive compensation plans for any of our Named Executive Officers and have therefore omitted the corresponding columns.

Nonqualified Deferred Compensation Earnings. We currently do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers.

All Other Compensation Table

Name and Principal Position	Fiscal Year	Car Usage ($)	Financial and Legal Counseling ($)	401(K) Match ($)	Other(1) ($)	Total ($)
Anil K. Singhal	2009	7,291	25,000	7,434	1,125	40,850
	2008	9,632	32,400	6,933	660	49,625
	2007	9,145	39,659	6,450	660	55,913
Michael Szabados(2)	2009	—	—	—	—	—
	2008	—	3,000	7,200	660	10,860
	2007	—	2,000	6,450	1,614	10,064

(1)	This column reports the total amount of other benefits provided, none of which individually exceeded the greater of $25,000 or 10% of the total amount of All Other Compensation for the Named Executive Officer. These other benefits include: the value of supplemental life insurance premiums and spousal attendance at company sponsored events.
(2)	Totals for fiscal year 2009 did not exceed the disclosure thresholds relative to Mr. Szabados.

Grants of Plan Based Awards Table This table is omitted because we did not make any grants of Plan Based Awards to any of our Named Executive Officers during the fiscal year ended March 31, 2009.

Outstanding Equity Awards at Fiscal Year End Table

	Grant Date	Option Awards				Stock Awards
Name		Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)
Anil K. Singhal	—	—	—	—	—	—	—

Michael Szabados	2/4/2008	—	—	—	—	75,000	537,000
	1/24/2006	—	—	—	—	4,757	34,060
	7/17/2002	33,250	—	4.30	7/17/2012	—	—
	4/25/2000	75,000	—	13.44	4/25/2010	—	—
	1/25/2000	32,188	—	28.94	1/25/2010	—	—

David P. Sommers	2/4/2008	—	—	—	—	52,500	375,900
	1/24/2006	—	—	—	—	4,757	34,060
	6/13/2003	200,000	—	4.22	4/25/2010	—	—
	6/13/2003	25,000	—	4.22	7/17/2012	—	—
	6/27/2001	50,000	—	5.26	6/27/2011	—	—

Jeffrey R. Wakely	2/4/2008	—	—	—	—	18,750	134,250
	10/31/2005	—	—	—	—	2,216	15,867

John W. Downing	2/4/2008	—	—	—	—	52,500	375,900
	4/5/2007	—	—	—	—	7,500	53,700
	1/24/2006	—	—	—	—	4,757	34,060
	1/5/2004	20,000	—	7.85	1/15/2014	—	—
	6/13/2003	48,750	—	4.22	9/25/2010	—	—
	6/13/2003	25,000	—	4.22	12/1/2010	—	—
	6/27/2001	40,000	—	5.26	6/27/2011	—	—

Unearned Equity Incentive Plan Awards. We do not have any unearned equity incentive plan awards for any of our Named Executive Officers and have therefore omitted the corresponding columns.

Option Exercises and Stock Vested in Fiscal Year 2009 Table

The following table sets forth option exercises and stock vested for each of our Named Executive Officers for the fiscal year ended March 31, 2009:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(1)
David P. Sommers	50,000	443,020	22,256	313,574
Michael Szabados	23,000	219,016	29,756	419,150
John W. Downing	20,000	201,160	24,756	342,424
Jeffrey R. Wakely	—	—	8,466	109,299

(1)	Value is calculated by multiplying the number of shares times the closing price of a share of our common stock on the vesting date.

Pension Benefits Table

The following table sets forth the payments or other benefits at, following, or in connection with retirement of our Named Executive Officers

Name	Fiscal Year	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Anil K. Singhal	2009	27 months	636,000	—
	2008	15 months	354,000	—
	2007	3 months	71,000	—

In January of 2007, we entered into an agreement with Mr. Singhal that provides retirement benefits. These benefits vest over 4 years and 8 months beginning in January 2007 at a rate of 1.5 years for every year of future service, prorated for any partial year. Total future severance payments assuming 100% vesting are projected at $1,400,000. Mr. Singhal’s retirement benefits also include a projected $200,000 in payments for future health benefits. These benefits are an unfunded obligation.

Non-Qualified Deferred Compensation Table

We do not provide a non-qualified defined contribution plan or other deferred compensation plan to any of our Named Executive Officers and have therefore omitted this table.

Director Compensation Table for Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Victor A. DeMarines	45,750	46,630	30,833	123,213
John R. Egan	73,750	46,630	30,833	151,213
Joseph G. Hadzima, Jr.	54,083	46,630	30,833	131,546
Stuart M. McGuigan	41,750	46,630	30,833	119,213
Vincent J. Mullarkey	55,583	46,630	30,833	133,046
Stephen G. Pearse	41,750	46,630	30,833	119,213
Bryan M. Taylor(1)	8,199	19,270	9,167	36,636
Ken Y. Hao(2)	8,199	19,270	9,167	36,636

(1)	This former director did not stand for re-election upon expiration of his term at the annual meeting of stockholders held on September 10, 2008.
(2)	This former director resigned from the board effective as of immediately prior to the annual meeting of stockholders held on September 10, 2008.

Non-employee directors are compensated $30,000 annually for their services and also receive compensation of $1,500 for each regular Board of Directors meeting attended. Prior to September 2008, non-employee directors were compensated $15,000 annually for their services and also received compensation of $1,500 for each regular Board of Directors meeting attended. The lead non-employee director receives an additional annual retainer of $30,000. Prior to September 2008, the lead non-employee director received an additional annual retainer of $6,000. Non-employee directors currently receive $8,000 annually for serving on the Audit Committee and $6,000 annually for serving on either the Compensation Committee or Nominating and Corporate Governance Committee. Until September 2008, non-employee directors received $2,000 annually for serving on the Finance Committee and any director acting as chairperson of the Finance Committee received an additional annual compensation of $2,000. In addition, directors who are chairpersons of a particular committee are given additional annual compensation of $20,000 for the Audit Committee, and $6,000 for either the Compensation Committee or Nominating and Corporate Governance Committee. Finance Committee members receive $1,000 for each meeting attended in person and $800 (increased from $750 in September 2008) for each meeting attended via telephone. Non-employee directors are also reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or of any committee thereof and for attendance at approved director education programs. Non-employee directors are granted annually equity-based awards in the form of restricted stock units representing $60,000 of NetScout common stock. Prior to September 2008, the equity-based awards granted to non-employee directors in the form of restricted stock units represented $30,000 of NetScout common stock. In addition, upon the annual vesting of these restricted stock units the non-employee directors receive $40,000 to defray the corresponding tax liability. Prior to September 2008, non-employee directors received $20,000 to defray the tax liability associated with the equity-based awards. These restricted stock unit awards vest 100% on the date of our annual meeting provided that during such year, such director attends at least 75%, collectively, of the meetings of the Board and any committee of the Board of which such director is a member. In the event that the foregoing attendance requirements are not met, then 100% of these restricted stock units will vest on the third anniversary of the date of grant. No other equity awards are given to our directors.

Stock Plans

1999 Stock Option and Incentive Plan. Our 1999 Stock Option and Incentive Plan, as amended, or the 1999 Stock Option Plan, was adopted by the Board of Directors in April 1999 and was approved by our stockholders in June 1999. The 1999 Stock Option Plan was replaced by our 2007 Equity Incentive Plan effective September 12, 2007 and no further grants were made under the 1999 Stock Option Plan after such date. The 1999 Stock Option Plan provided for the grant of stock-based awards to our employees, officers and directors, consultants, or advisors. Under the 1999 Stock Option Plan, we could grant options that were intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options could be granted only to our employees. A total of 9,500,000 shares were reserved for issuance under the 1999 Stock Option Plan.

The 1999 Stock Option Plan is administered by our Compensation Committee. Payment of the exercise price of an award under the 1999 Stock Option Plan may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The 1999 Stock Option Plan provides, subject to certain conditions, that upon an acquisition of the Company, 25% of each unvested portion of any awards will accelerate and become exercisable, with the remaining 75% of each unvested portion to continue vesting throughout the term of such awards.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 1999 Stock Option Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 1999 Stock Option Plan shall be free of some or all restrictions.

As of the Record Date, options to purchase an aggregate of 1,833,317 shares of common stock at an average exercise price of $6.94 per share were outstanding under the 1999 Stock Option Plan, and we had granted restricted stock units representing 1,015,899 shares of common stock, with 183,864 shares outstanding.

2007 Equity Incentive Plan. Our 2007 Equity Incentive Plan, or the 2007 Plan, was adopted by the Board of Directors in September 2007 and was approved by our stockholders at the September 12, 2007 annual meeting of stockholders. The 2007 Plan replaces the 1999 Stock Option Plan. The 2007 Plan allows us to grant restricted stock units, stock, stock options, and other equity interests to our and our subsidiaries’ employees, officers, directors, consultants, and advisors. Under the 2007 Plan, we may grant options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, options not intended to qualify as incentive stock options, restricted stock, and other stock-based awards. Incentive stock options may be granted only to our employees. The maximum number of shares as to which equity awards may be granted under the 2007 Plan is 5,000,000 shares (subject to certain adjustments under the 2007 Plan), of which no more than 500,000 shares may be granted to any one person. The total authorized shares under the 2007 Plan represent about 12.4% of our outstanding shares as of the Record Date.

The 2007 Plan is administered by our Compensation Committee. Subject to the provisions of the 2007 Plan, our Compensation Committee has the authority to select the persons to whom awards are granted and to determine the terms of each award, including the number of shares of common stock subject to the award. For administrative convenience, the Board of Directors established the Equity Compensation Committee, which was responsible until April 29, 2009 for granting share-based awards to employees and consultants of NetScout and our subsidiaries who are not directors or executive officers of the Company subject to Section 16 of the Exchange Act. The Equity Compensation Committee operated under guidelines established by the Board of Directors. The Equity Compensation Committee had the authority to select the employees and consultants to whom awards are granted (except for directors and such executive officers subject to Section 16 of the Exchange Act) and determine the terms of each award, including the number of shares of common stock subject to the award. On April 29, 2009, the activities previously undertaken by the Equity Compensation Committee reverted to the Compensation Committee.

Payment of the exercise price of an award may be made in cash or, if approved by the Compensation Committee, shares of common stock, a combination of cash and stock, a promissory note, or by any other method approved by the Compensation Committee. Unless otherwise permitted by the Compensation Committee, awards are not assignable or transferable except by will or the laws of descent and distribution and, during the participant’s lifetime, may be exercised only by the participant.

The Compensation Committee may, in its sole discretion, amend, modify or terminate any award granted or made under the 2007 Plan, so long as such amendment, modification or termination would not materially and adversely affect the participant. The Compensation Committee may also provide that any option shall become immediately exercisable, in full or in part, or that any restricted stock granted under the 2007 Plan shall be free of some or all restrictions.

As of the Record Date, we had granted restricted stock units representing 2,196,006 shares of common stock, with 1,531,206 shares outstanding.

1999 Employee Stock Purchase Plan, as amended. The 1999 Employee Stock Purchase Plan, as amended, or the 1999 Purchase Plan, was adopted by the Board of Directors in April 1999 and was approved by our stockholders in June 1999. The plan was amended by our Board of Directors on January 17, 2001, July 18, 2001, and April 29, 2003. A total of 500,000 shares of common stock were originally reserved for issuance under the 1999 Purchase Plan. In September 2003, at our annual meeting, an additional 750,000 shares were approved, for a total of 1,250,000 shares reserved for issuance under the 1999 Purchase Plan. The Board of Directors suspended the 1999 Purchase Plan as of October 31, 2005.

1997 and 2000 Incentive Plans. Upon the consummation of our acquisition of NextPoint Networks, Inc., or NextPoint, we assumed NextPoint’s 1997 Stock Incentive Plan and 2000 Stock Incentive Plan or, collectively, the NextPoint Plans, and all outstanding options which had been issued pursuant to each plan. Options to purchase shares of NextPoint common stock were converted into options to purchase shares of our common stock. In general, options granted pursuant to the 1997 Stock Incentive Plan or the 2000 Stock Incentive Plan are not transferable or assignable except by will or the laws of descent and distribution. The 1997 Stock Incentive Plan provided that all outstanding options become immediately exercisable upon the consummation of the NextPoint acquisition. However, certain NextPoint option holders executed an agreement providing that (i) only 50% of such option holder’s options would become exercisable immediately following the acquisition and (ii) the remainder of the unexercisable options would become exercisable in equal quarterly amounts over the two years following the acquisition. Under the 2000 Stock Incentive Plan, options generally become exercisable over a four-year period from a specific date. As of the Record Date, options to purchase an aggregate of 14,863 shares of our stock at a weighted average exercise price of $3.79 were outstanding under the 1997 Stock Incentive Plan and options to purchase an aggregate of 4,558 shares of our common stock at a weighted average exercise price of $8.83 were outstanding under the 2000 Stock Incentive Plan. No additional option grants will be made under the 1997 Stock Incentive Plan or the 2000 Stock Incentive Plan.

The following table sets forth securities authorized for issuance under our stock option plans as of fiscal year ended March 31, 2009:

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plan category
Equity compensation plans approved by security holders	3,648,956	$6.89	8,823,857
Equity compensation plans not approved by security holders	—	—	—
Total	3,648,956	$6.89	8,823,857

401(k) Plan

We maintain a 401(k) plan qualified under Section 401 of the Code. All of our employees who are at least 18 years of age and work at least 20 hours per week are eligible to participate in the 401(k) plan. Under the 401(k) plan, a participant may contribute a maximum of 60% of his or her pre-tax salary, commissions and bonuses through payroll deductions, up to the statutorily prescribed annual limit, which was $16,500 (or $20,500 for individuals at least 50 years of age) in calendar year 2008, to the 401(k) plan. At the discretion of our Board of Directors, we may make matching contributions to the 401(k) plan. During the plan year ended December 31, 2008, we matched 50% of employee contributions up to 6% of compensation. Employer contributions vest over four years at a rate of 25% per year of service. In addition, at the discretion of our Board of Directors, we may make profit-sharing contributions to the 401(k) plan for all eligible employees. During the plan year ended December 31, 2008, we made no profit-sharing contributions to the 401(k) plan.

Employment and Other Agreements

Mr. Singhal assumed the role of Chairman of our Board of Directors, effective January 19, 2007. In conjunction with his additional responsibilities, we entered into a new employment agreement with Mr. Singhal, which provides that he will receive an annual base salary of at least $300,000. The employment agreement provides for a three-year term commencing January 19, 2007 with automatic one-year renewals. During the term of this agreement, Mr. Singhal will also be eligible to receive an annual bonus based on company performance and individual objectives. The employment agreement is terminable at will by either party and provides that if we elect not to renew the agreement for any reason, or if Mr. Singhal’s employment is terminated by us without due cause as defined in the agreement, by Mr. Singhal at any time following the consummation of a sale of the Company, or upon the death or disability of Mr. Singhal, Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,000 per month for seven years. If Mr. Singhal terminates his employment with us for any reason prior to the consummation of a sale of the Company, he is entitled to such lump sum payment for the period for which his severance benefits have vested (not to exceed seven years). Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits will vest at a rate of 1.5 years for every year of future service, prorated for any partial year.

We also entered into severance agreements in May 2009 after the end of our fiscal year ended March 31, 2009 with our Named Executive Officers which are described under the heading “Post Termination Compensation” in Compensation Discussion and Analysis below.

Each of these agreements was approved by a majority of our Board of Directors and by a majority of the disinterested members of our Board of Directors. All future transactions, if any, with our executive officers, directors, and affiliates will be on terms no less favorable to us than could be obtained from unrelated third parties and will be approved by a majority of our Board of Directors and by a majority of the disinterested members of our Board of Directors.

Compensation Discussion and Analysis

Overview

NetScout’s executive officer compensation program is designed to increase shareholder value by developing a talent-rich organization with the necessary ability, integrity, and drive to achieve our strategic goals. It does so by following a process that is designed to retain and promote talented executives, align management’s interest with that of stockholders, and increase our long-term profitability. These objectives support the goal of increasing shareholder value. As described below, the company, acting through the Chief Executive Officer, in consultation with the Compensation Committee, weighs the appropriate mix of compensation elements, including the allocation between cash and equity, for each executive officer to help achieve those objectives.

Compensation Objectives

NetScout uses its compensation program to achieve the following objectives:

•	To provide compensation that attracts, motivates, and retains the best talent and highest caliber people possible to serve our customers and achieve our strategic objectives.

•	To align management’s interest with our success, including by linking compensation and performance, based on the attainment of both company goals and individual goals.

•	To align management’s interest with stockholders by including long-term equity incentives.

•	To increase our profitability and, accordingly, increase stockholder value.

NetScout periodically considers its compensation objectives and formally reviews its objectives and practices with the Compensation Committee in connection with the annual review and approval of executive officer compensation.

Performance Incentives and Targets

In support of its emphasis on performance-based incentives, each year NetScout accrues the bonus pool for executive officers and for employees only after achievement of Board-approved, corporate performance targets. These targets are currently based on revenue and earnings growth. For fiscal year 2009, the Board considered the company-wide targets reasonably achievable, and based on the Company’s strong performance in exceeding those targets, bonus accruals slightly exceeded 100%. However, historically, when the targets have not been met no bonus amounts have accrued. For fiscal year 2010, the Board has established Company-wide targets with bonus accruals ranging from 50% to 100%. In light of the current economy and the significant revenue growth required to achieve the 100% accrual level, the Board believes that the bonus accruals at 100% are difficult, but not impossible, to achieve.

NetScout and the Compensation Committee also set annual performance goals for each of its executive officers for incentive compensation. While NetScout does not disclose specific operational or financial targets because those targets represent confidential, competitive information, the disclosure of which could result in harm to NetScout’s ability to compete, NetScout considers the individual performance targets for incentive compensation achievable as part of overall company goals, discussed further below. The targets are objectives with company-wide impact in specific areas of responsibility for each executive. In addition, consideration is given to the executive’s success in managing underlying non-financial components that contribute to the executive’s strength and growth, including investments in people, programs, and processes to power the Company’s future growth. Individual target achievement, in conjunction with achievement of company goals, determines the amount of all cash bonus payments and equity awards. Overall, incentive compensation flows from attainment of performance goals that align with strategic objectives developed by the Chief Executive Officer and the Compensation Committee. The Chief Executive Officer makes recommendations to the Compensation Committee regarding compensation designed to provide incentives to executive officers to drive the Company’s strategic direction. The Compensation Committee reviews, discusses, makes modifications where appropriate, and approves recommendations in light of this strategy. As discussed more fully below, the Compensation Committee determines the range and performance criteria for Mr. Singhal’s bonus, subject to the approval of the Board of Directors and in consultation with Mr. Singhal.

NetScout benchmarks compensation for executive officers. Benchmarking allows the company and the Compensation Committee to compare compensation paid to executive officers with comparable qualifications, experience, and responsibilities at similar companies. The set of publicly traded peer companies is determined and periodically reevaluated based on revenue, net income, number of employees, and similar industry.

NetScout’s peer companies include the following, divided into companies that are smaller than NetScout based on revenue, net income, and number of employees and companies that are larger than NetScout based on the same criteria:

Smaller Companies	Larger Companies
Acme Packet, Inc.	Blue Coat Systems, Inc.
Ixia	Quest Software, Inc.
OPNET Technologies, Inc.	Red Hat, Inc.
Packeteer, Inc.	Riverbed Technology, Inc.
Tekelec
Tibco Software, Inc.

(Data from Packeteer was included in this year’s comparison, but the company was acquired by Blue Coat Systems, Inc. on June 1, 2008.)

NetScout also uses third party executive pay survey databases to assist in determining comparable pay for comparable positions, depending on size of company (revenue), industry, and region.

NetScout and the Compensation Committee believe the benchmark data is helpful but consider such information as part of a range of factors in determining appropriate compensation levels. For example, consideration is given as to whether peers exceeded or fell short of their publicly stated goals and the extent to which their financial results were due to general market conditions, strategic decisions, or operating improvements. NetScout and the Compensation Committee use the benchmark data to aid their decisions, but the total compensation for an executive officer may vary from the peer group range based on such officer’s qualifications, experience, and responsibilities.

Compensation Policies

Overall

To achieve NetScout’s compensation objectives, the Company and the Compensation Committee have developed an executive compensation program comprised of cash compensation in the form of base salary and annual incentive cash bonuses and long-term incentive awards in the form of equity incentive grants. The Compensation Committee reviews the program at least annually to evaluate whether it supports NetScout’s long-term goals.

The Compensation Committee reviews the total mix and weighting of the elements of compensation, such as short-term versus long-term compensation and cash versus equity compensation, in light of the Company’s overall compensation goals. For example, equity incentives are primarily designed to align management’s interests with that of stockholders over the longer term and are also examined, as discussed more fully below, with respect to their long-term motivational effect in light of the value of previous equity incentive awards. In that light, it should be noted that the Board has, in the past, discussed with the Chief Executive Officer awarding him grants of restricted stock units in connection with his overall compensation package. The Chief Executive Officer has declined such awards due to his already large stock ownership as co-founder and his desire to reserve the equity incentives for other employees. Also as discussed more fully below, compensation for the Senior Vice President of Sales is structured differently than other executive officers. In addition to cash and equity compensation, the compensation program is comprised of various benefits, including medical insurance plans, NetScout’s 401(k) Plan, and the 2007 Equity Incentive Plan, which plans are generally available to all employees of NetScout. Executive officers are also eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1 million cap, which differs from the two times salary and $500,000 cap available to non-sales employees and two times salary and commission and $500,000 cap available to sales employees.

The Compensation Committee has reviewed tally sheets summarizing all compensation for each executive officer in connection with awarding bonuses for fiscal year 2009 and setting overall compensation for fiscal year 2010 and expects to continue reviewing tally sheets at least annually in the future.

Base Salary

Base salary levels for each of NetScout’s executive officers, including the Chief Executive Officer, are generally set within the range of salaries that the Compensation Committee believes are paid to executive officers with comparable qualifications, experience, and responsibilities at similar companies. The Compensation Committee reviews peer company comparisons and survey data to aid its decisions but does not insist on strict alignment with peer company compensation. In setting compensation levels the Compensation Committee also takes into account NetScout’s past financial performance and future expectations, individual performance and experience, and past overall compensation levels. The Compensation Committee does not assign relative weights or rankings to these factors, but instead makes a determination based on consideration of all of these factors as well as the progress made with respect to NetScout’s long-term goals and strategies. Salary decisions for NetScout’s executive officers are generally made near the beginning of each fiscal year.

Fiscal year 2009 base salaries were determined by the Compensation Committee after considering the base salary level of the executive officers in prior years and taking into account for each executive officer the amount of base salary as a component of total compensation. Base salary is reviewed annually and adjusted as deemed necessary by the Compensation Committee in determining total compensation for each executive officer. Base salary levels for each of NetScout’s executive officers, other than the Chief Executive Officer, are also based upon evaluations and recommendations made by the Chief Executive Officer, who applies his own judgment in making compensation recommendations after reviewing the performance of the company, the performance of the executive officer against corporate and personal goals, the executive’s career with the company, amounts of current and long-term compensation, and special circumstances such as the acquisition and integration of Network General. Neither the Compensation Committee nor the Chief Executive Officer relies on rigid compensation formulae in determining the amount or mix of compensation. The Chief Executive Officer assists the Compensation Committee in approving recommendations with respect to executives other than the Chief Executive Officer. The other executives do not play a role in determining their compensation, other than in discussing their performance with the Chief Executive Officer and Chief Operating Officer, who makes his own recommendations to the Chief Executive Officer for the Chief Executive Officer’s consideration.

Pursuant to his employment agreement with NetScout, Anil K. Singhal, NetScout’s Chief Executive Officer, received a base salary of $325,000 in the fiscal year ended March 31, 2009, calculated based on his employment agreement, described below.

Mr. Singhal entered into a new employment agreement dated as of January 3, 2007, as amended, with a three-year term that automatically renews each year unless either party elects to terminate the agreement. NetScout entered into the agreement with Mr. Singhal because it wanted to provide Mr. Singhal appropriate incentives in light of additional responsibilities that he took on at the time of the retirement of Mr. Narendra Popat, NetScout’s other co-founder. Under the agreement, Mr. Singhal will be paid an annual base salary of at least $300,000, which base may be increased as determined by the Compensation Committee and approved by the Board of Directors and an annual bonus determined by the Compensation Committee in consultation with Mr. Singhal and also subject to Board approval.

In light of NetScout’s expanded operational scope and complexity resulting from the acquisition and integration of Network General, and because he does not receive any additional equity grants from the Company, last year the Compensation Committee recommended to the Board of Directors that Mr. Singhal’s base salary be increased to $325,000 for the fiscal year ending March 31, 2009 and that his bonus target be increased. The Board considered this proposed increase together with the recommended goals and bonus range for Mr. Singhal for fiscal year 2009 and approved the overall compensation plan for Mr. Singhal for such fiscal year. The

Compensation Committee also considered and approved for each of the other executive officers goals for fiscal year 2009 coupled with increases in base compensation and bonus targets for such executive officers. Due to the constrained economic environment and need to contain costs, the Chief Executive Officer and the executive officers have not been granted base salary or bonus target increases for fiscal year 2010.

Incentive Compensation

As noted above, the Chief Executive Officer and the named executive officers are eligible for bonuses only after the Company meets or exceeds Board-approved targets, currently based on revenue and earnings growth, that are set to drive the Company’s business. For fiscal year 2009, the Board considered the Company-wide targets reasonably achievable, and based on the Company’s strong performance in exceeding those targets, bonus accruals slightly exceeded 100%. However, historically, when the targets have not been met no bonus amounts have accrued. For fiscal year 2010, the Board has established Company-wide targets with bonus accruals ranging from 50% to 100%. In light of the current economy and the significant revenue growth required to achieve the 100% accrual level, the Board believes that the bonus accruals at 100% are difficult, but not impossible, to achieve. If the Company meets or exceeds the targets, the Chief Executive Officer and named executive officers are eligible for bonuses, but the amounts are based on individual goals, contribution to the company-wide goals, and other criteria, as discussed in this Compensation Disclosure and Analysis.

Individual goals are set at the beginning of each fiscal year. Bonuses generally are paid shortly after the start of the Company’s fiscal year for the preceding fiscal year. Compared to other executive officers’ compensation, compensation for the Senior Vice President of Sales is weighted more heavily toward incentive cash compensation based on achievement of sales targets, with, a smaller bonus component tied to the Company’s performance as with the other executive officers. Except for the Senior Vice President of Sales, as noted above incentive compensation is not awarded to executive officers unless NetScout achieves certain minimum financial goals including planned revenue and earnings per share. Incentive cash compensation awards for each of NetScout’s executive officers, other than the Chief Executive Officer, are also based upon evaluations and recommendations made by the Chief Executive Officer to the Compensation Committee. In addition to the factors considered above, the Chief Executive Officer may use discretion to adjust his recommendation for each individual executive’s bonus where warranted by circumstances and achievement of NetScout’s goals.

The Compensation Committee approved the amount of incentive compensation paid to each of the executive officers based on consideration of a number of factors that it deemed relevant to the executive officer’s performance in fiscal year 2009. These factors consisted of NetScout’s financial performance and certain non-financial performance factors deemed relevant to the job function of each of the executive officers, including non-financial individual goal achievement, experience, and responsibility. The Compensation Committee also considered the integration of Network General and ongoing operation of the larger, more complex organization in a difficult economy, in approving amounts of incentive compensation. The Compensation Committee considered the successful completion of the acquisition and immediate integration and growth phases as having a material bearing on executive officers’ compensation. The ongoing effort required to manage the larger, more complex company will also play a role in future compensation decisions.

With respect to the Chief Executive Officer, in accordance with his employment agreement with NetScout and in light of his successful achievement of financial and strategic goals in an increasingly difficult economy and with heightened competition in certain key industry verticals like telecommunications, Mr. Singhal was awarded a bonus of $750,000, an amount paid in May of fiscal year 2010. Under his employment agreement, for performance during fiscal year 2010, Mr. Singhal is eligible for a bonus. The range and performance criteria for Mr. Singhal’s bonus are determined by the Compensation Committee in consultation with Mr. Singhal, subject to the approval of the Board of Directors.

Specifically with respect to determining the bonus paid to Mr. Singhal, the Compensation Committee reviews the extent to which the goals for the year have been achieved. For those goals that are capable of direct measurement the Compensation Committee considers the percentage of goal achievement taking into account developments during the year, including both internal and external factors affecting the company. For goals that are qualitative in nature or are not as susceptible to financial or numerical measurement, the Compensation Committee relies primarily on its judgment, knowledge of the business, and information obtained through interactions with management throughout the year. The Compensation Committee views the compensation determination process as an important opportunity to engage in strategic discussions with the Chief Executive Officer on the appropriate factors and criteria that should be focused on for the attainment of long-term shareholder value.

Stock-Based Awards

The Compensation Committee believes that stock-based awards will help drive superior performance by employees including executive officers, will contribute significantly to NetScout’s success, and will align the interests of employees and stockholders.

The Compensation Committee believes that NetScout’s equity incentive program is a key element of the Company’s compensation program and its goal of attracting and retaining highly qualified individuals. Toward that end, the Compensation Committee intends that future grants will be concentrated with high performing individuals receiving the bulk of the grants.

The Company’s 2007 Plan permits the granting of share-based awards to employees and officers of the Company and its subsidiaries. The 2007 Plan is administered by the Compensation Committee. For administrative convenience the Board established the Equity Compensation Committee which was responsible until April 29, 2009 for granting stock-based awards to employees and consultants of NetScout who are not officers subject to Section 16 of the Exchange Act or directors of NetScout. The Equity Compensation Committee, the sole member of which was Mr. Singhal, operated under guidelines established by the Board based upon recommendations of the Compensation Committee and reported all equity awards grants at each regularly scheduled meeting of the Board. On April 29, 2009, the activities previously undertaken by the Equity Compensation Committee reverted to the Compensation Committee.

Executive Officer Stock-Based Awards

The Compensation Committee periodically reviews NetScout’s guidelines for stock-based awards. The Compensation Committee believes that long-term incentive compensation in the form of restricted stock units, stock options, or other forms of stock-based awards helps to align the interests of management and stockholders and enables executives to develop long-term stock ownership in NetScout. In addition to an executive’s past performance, NetScout’s desire to retain an individual is of paramount importance in the determination of stock-based grants. NetScout uses restricted stock unit awards as the form of stock-based awards granted under NetScout’s 2007 Equity Incentive Plan although stock options and other forms of stock-based awards may be used.

When establishing stock-based grant levels for executive officers and other employees, the Compensation Committee considers the existing levels of stock ownership, previous grants of restricted stock units, stock options and other stock-based awards, vesting schedules of previously granted restricted stock units, options and other stock-based awards, and the current stock price. The Compensation Committee annually reviews, with the use of tally sheets, stock-based grants to executive officers and considers the level of outstanding awards as a factor in its determinations with respect to overall compensation for each of the executive officers and the effectiveness of additional awards or other forms of compensation in achieving the Company’s compensation goals.

NetScout intends, generally, to make equity awards to executive officers at their appointment and then every two years, depending upon performance. During fiscal year 2008 and in connection with the acquisition and integration of Network General, the Compensation Committee recommended and the Board approved grants of restricted stock units, or RSUs, to the four Named Executive Officers other than the Chief Executive Officer, effective April 1, 2008. As noted, during the previous fiscal year and as he has done in prior years before that, the Chief Executive Officer declined grants of additional restricted stock units.

Other Benefits

NetScout also maintains various broad-based employee benefit plans. Executive officers participate in these plans on the same terms as eligible, non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans. One exception to this broad-based eligibility is that executive officers at the Vice President level and above are eligible for life insurance policies that provide for three times cash compensation (salary and bonus) up to a $1 million cap, which differs from the two times salary and $500,000 cap available to non-sales employees and two times salary and commission and $500,000 cap available to sales employees. The company also offers a 401(k) plan that allows all employees to invest in a wide array of funds on a pre-tax basis. The 401(k) plan allows employees to put aside the lesser of 60% of their eligible compensation or $16,500 (or $20,500 for individuals at least 50 years of age) for calendar year 2008. NetScout matches 50% of each employee’s contribution up to 6% of such employee’s annual salary. The matching amount vests 25% per year over four years. After four years of service, the employee match is 100% vested. Employees are eligible on date of hire.

Under his current employment agreement, Mr. Singhal is entitled to the following benefits: disability insurance of no less than 100% of base salary, paid vacation, group life insurance not to exceed $1 million, and NetScout’s generally available medical, dental, and vision plans as well as any other benefits generally available to senior executives of NetScout. In addition, NetScout will reimburse Mr. Singhal for tax and estate planning and for leasing and maintaining a car.

Post-Termination Compensation

Mr. Singhal’s employment agreement provides that if any of the following three events occur (1) the Company terminates Mr. Singhal’s employment for any reason other than due cause (as defined in the agreement), (2) Mr. Singhal terminates his employment for any reason at any time following the consummation of a sale of the Company, or (3) upon the death or disability of Mr. Singhal, then Mr. Singhal, or his estate, is entitled to receive in a lump sum, a payment equal to the net present value of $16,000 per month for a period of seven years. If Mr. Singhal terminates his employment with the Company for any reason prior to the consummation of a sale of the Company, he is entitled to such lump sum payment for the period for which his severance benefits have vested (not to exceed seven years). Mr. Singhal will also receive continued health and dental benefits during such period. Mr. Singhal’s severance benefits will vest at a rate of 1.5 years for every year of future service, prorated for any partial year. The Company has projected its future payments for this unfunded obligation at approximately $1.4 million.

As of May 28, 2009, the Company entered into severance agreements with certain of its executive officers, including all of its named executive officers other than its Chief Executive Officer. These agreements are intended to help the Company retain key executives and to reinforce the continued attention and dedication of management in event of a change of control and to provide protection so that such executives can act in the best interests of the Company without distraction. With respect to Michael Szabados, David P. Sommers, and John W. Downing, the severance agreements provide certain payments in the event that such officer is terminated without cause (as defined in the applicable agreement) or resigns for good reason (as defined in the applicable agreement) at any time prior to a change in control of the Company (as defined in the applicable agreement) or within one year thereafter. In such event, such officer will receive 12 months of his then current salary, and, if such termination occurs after a change of control, such officer will also receive a prorated amount of his maximum annual target bonus, based on the months elapsed in such year that in any event will not be less than half of his maximum annual target bonus and accelerated vesting of any outstanding unvested equity awards under the 2007

Plan that would have vested or become exercisable within one year of such termination. With respect to the severance agreement with Mr. Downing, if such termination occurs after a change of control such payments will also include accrued but unpaid sales commissions plus a prorated amount of his maximum target sales commissions (without double counting for previously paid commissions) that in any event will not be less than 50% of his maximum target sales commissions. With respect to the severance agreement with Jeffrey R. Wakely, if he is terminated without cause or resigns for good reason at any time within one year after a change in control of the Company, he will receive six months of his then current salary plus a prorated amount of his maximum annual target bonus based on the months elapsed in such year that in any event will not be less than half of his maximum annual target bonus. Each of the severance agreements listed above contain a three year initial term with one year automatic renewal terms unless the Company or the respective executive officer elects not to renew the agreement. The agreements also contain forfeiture provisions requiring repayment of severance amounts if it is ultimately determined that the executive officer committed certain prohibited conduct while employed by the Company or materially breached any of the officer’s agreements with the Company. The severance agreement with Mr. Sommers replaces his existing severance arrangement with the Company.

Chief Executive Officer’s Compensation

As discussed above, in fiscal year 2009, NetScout’s Chief Executive Officer, Anil K. Singhal, received a salary of $325,000 and a bonus, which was paid in May of fiscal year 2010, of $750,000. Determination of Mr. Singhal’s bonus is made as outlined above. The Compensation Committee will continue to assess appropriate quantitative and qualitative performance measures for the Chief Executive Officer and the named executive officers.

Regulatory Requirements

Tax Deductibility of Executive Compensation

Under Section 162(m) of the Internal Revenue Code NetScout cannot deduct, for federal income tax purposes, compensation in excess of $1,000,000 paid to certain executive officers. This deduction limit does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation Committee has considered the limitations on deductions imposed by Section 162(m) of the Code, and it is the Compensation Committee’s intent, for so long as it is consistent with its overall compensation objectives, to structure executive compensation to minimize application of the deduction limits of Section 162(m) of the Code.

Other Key Regulations Affecting Compensation Plans

Post-termination compensation is designed to minimize the effect of additional taxes imposed by Section 409A of the Code.

Conclusion

NetScout’s compensation objectives, its evaluation process, and its work in cooperation with the Compensation Committee are designed to motivate and fairly reward executive officers while supporting the company’s goals for growth and increasing profitability.

The Compensation Committee intends to continue the policy of linking executive compensation to corporate performance, both financial and strategic, with its goal of increasing stockholder value over time.

Report of Compensation Committee of the Board of Directors

The Compensation Committee has reviewed the Compensation Discussion and Analysis portion of this proxy statement and discussed such section with management. Based on its review and discussions and its ongoing involvement with executive compensation matters, the Compensation Committee recommended to the Board that the CD&A portion of this proxy statement be included in NetScout’s proxy statement and incorporated into NetScout’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. This report is provided by the following independent directors, who comprise the Compensation Committee:

Joseph G. Hadzima, Chair

Stuart M. McGuigan

Stephen G. Pearse

Compensation Committee Interlocks and Insider Participation

Neither Mr. Hadzima, Mr. McGuigan, nor Mr. Pearse was, during the past fiscal year, an officer or employee of the Company or any of our subsidiaries, was formerly an officer of the Company or any of our subsidiaries, or had any relationship with us requiring disclosure herein. During the past fiscal year, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our common stock, or collectively, Reporting Persons, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based on our review of the copies of such filings received by us with respect to the fiscal year ended March 31, 2009 and written representations from certain Reporting Persons, we believe that all Section 16(a) filing requirements were complied with on a timely basis during the fiscal year ended March 31, 2009 except that one report with respect to one transaction covering 2,000 shares of our common stock was filed late by Mr. Hadzima due to an administrative error by the Corporation.

AUDITORS FEES AND SERVICES

The following sets forth the aggregate fees billed to us by our independent registered public accounting firm during the fiscal years ended March 31, 2009 and 2008:

Audit Fees

Fees for audit services were approximately $959,000 and $1,058,000 for the fiscal years ended March 31, 2009 and 2008 respectively, including fees associated with the integrated audit of the consolidated financial statements included in our Annual Report on Form 10-K, the reviews of our Quarterly Reports on Form 10-Q, and statutory audits required of our foreign subsidiaries.

Audit-Related Fees

There were no audit-related fees for the fiscal year ended March 31, 2009. Fees for audit-related services were approximately $310,000 for the fiscal year ended March 31, 2008, including fees associated with services related to our enterprise resource program implementation, review of accounting for significant transactions, and review of our implementation of new accounting pronouncements.

Tax Fees

Total fees for tax services were approximately $284,000 and $390,000 for the fiscal years ended March 31, 2009 and 2008 respectively, consisting of tax compliance and preparation fees and other domestic and international tax advisory services.

All Other Fees

Total all other fees were approximately $2,000 and $509,000 for the fiscal years ended March 31, 2009 and 2008 respectively, consisting of merger and integration related services.

Our Audit Committee has implemented procedures under our Audit Committee Pre-Approval Policy for Audit and Non-Audit Services, or the Pre-Approval Policy, to ensure that all audit and permitted non-audit services provided to us are pre-approved by the Audit Committee. Specifically, the Audit Committee pre-approves the use of our independent registered public accounting firm for specific audit and non-audit services within approved monetary limits. If a proposed service has not been pre-approved pursuant to the Pre-Approval Policy, then it must be specifically pre-approved by our Audit Committee before it may be provided by our independent registered public accounting firm. Any pre-approved services exceeding the pre-approved monetary limits require specific approval by our Audit Committee. All of the audit-related, tax, and all other services provided by our independent registered public accounting firm in fiscal years 2009 and 2008 were approved by the Audit Committee by means of specific pre-approvals or pursuant to the procedures contained in the Pre-Approval Policy. All non-audit services provided in fiscal years 2009 and 2008 were reviewed with our Audit Committee, which concluded that the provision of such services by our independent registered public accounting firm was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

EXPENSES AND SOLICITATION

We will bear the cost of solicitation of proxies, and, in addition to soliciting stockholders by mail through our regular employees, we may request banks, brokers, and other custodians, nominees, and fiduciaries to solicit their customers who have our stock registered in the names of a nominee, and, if so, will reimburse such banks, brokers, and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket costs. Solicitation by our officers and employees may also be made of some stockholders in person or by mail, telephone, or telegraph following the original solicitation. We may retain a proxy solicitation firm to assist in the solicitation of proxies. We will bear all reasonable solicitation fees and expenses if such a proxy solicitation firm is retained.

NetScout Systems, Inc.

54521

▼  FOLD AND DETACH HERE  ▼

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS AND FOR PROPOSAL 2.	Please mark your votes as indicated in this example	☒

		FOR the nominees listed below	WITHHOLD AUTHORITY to vote for the nominees listed below	*EXCEPTIONS			FOR	AGAINST	ABSTAIN

1.	To elect the two members nominated by our Board to the Board of Directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified.	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP, independent registered public accounting firm, as auditors for the fiscal year ending March 31, 2010.	☐	☐	☐

	Nominees				3.	To transact such other business as may properly come before the meeting or any adjournments thereof.
	(01) Victor A. DeMarines
	(02) Vincent J. Mullarkey
	(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.)				PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

*Exceptions

	Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date
(Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)

You can now access your NetScout Systems, Inc. account online.

Access your NetScout Systems, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for NetScout Systems, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week
TOLL FREE NUMBER: 1-800-370-1163

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2008 Annual Report to Stockholders are available at: www.netscout.com/investors

▼ FOLD AND DETACH HERE ▼

NETSCOUT SYSTEMS, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

SEPTEMBER 9, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Anil K. Singhal and David P. Sommers, and each of them, proxies, with full power of substitution, to vote all shares of common stock of NetScout Systems, Inc. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Wednesday, September 9, 2009, at 10:00 a.m. local time, at NetScout Systems Inc., 310 Littleton Road, Westford Massachusetts, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated July 27, 2009, a copy of which has been received by the undersigned.

Address Change/Comments	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550
(Mark the corresponding box on the reverse side)	SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed on the other side.)
54521

PRINT AUTHORIZATION

To commence printing on this proxy card please sign, date and fax this card to: 732-802-0260

SIGNATURE:	DATE:

(THIS BOXED AREA DOES NOT PRINT)